Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Ryan Bowie	Tim Grace	Stacy Feit
Vice President and Treasurer	Media Inquiries	Analyst Inquiries
(312) 658-5766	(312) 640-6667	(312) 640-6779

FOR IMMEDIATE RELEASE

THURSDAY, MARCH 29, 2007

STRATEGIC HOTELS & RESORTS, INC. PRICES

$150,000,000 OF 3.50% EXCHANGEABLE SENIOR NOTES DUE 2012

Chicago, IL—March 29, 2007—Strategic Hotels & Resorts, Inc. (NYSE: BEE) (“Strategic” or the “Company”), a real estate investment trust (“REIT”) and sole managing member of Strategic Hotel Funding, L.L.C. (“SH Funding”), today announced pricing of a private offering by SH Funding of $150 million aggregate principal amount of 3.50% exchangeable senior notes due 2012. The sale of the notes is expected to close on or about April 4, 2007. SH Funding has granted the initial purchasers an option to purchase up to an additional $30 million aggregate principal amount of the notes within 30 days of the initial issuance of the notes. The notes will be unsecured obligations of SH Funding, and subject to certain designated events and other conditions, exchangeable into, at SH Funding’s option, cash, Strategic common stock or a combination of cash and Strategic common stock.

Interest on the notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2007, and the notes will mature on April 1, 2012 unless previously redeemed by SH Funding, repurchased by SH Funding or exchanged in accordance with their terms prior to such date. The initial exchange rate for each $1,000 principal amount of notes will be 36.1063 shares of the Company’s common stock, representing an exchange price of approximately $27.70 per common share, representing an exchange premium of 20%, based on the March 29, 2007 closing price of the Company’s common stock of $23.08. The initial exchange rate is subject to adjustment under certain circumstances.

The Company has entered into capped call transactions with affiliates of two of the initial purchasers of the notes. These agreements effectively increase the exchange price of the notes to approximately $32.31 which represents a 40% premium to the March 29, 2007 closing price of $23.08 per common share of the Company. The cost of these agreements will be approximately $8.25 million (assuming no exercise by the initial purchasers of their over-allotment option) and is recorded as a charge in the stockholders equity section of the

-More-

Strategic Hotels & Resorts

Add 1

Company's balance sheet. In connection with hedging the capped call transactions, the counterparties have advised the Company that they or their respective affiliates expect to enter into various derivative transactions with respect to the Company's common stock concurrently with or shortly after the pricing of the notes and may enter into or unwind various derivatives and/or purchase or sell the Company's common stock in secondary market transactions following the pricing of the notes (or, if SH Funding has elected to deliver solely shares of Strategic common stock to satisfy an exchange, the 100 consecutive trading days beginning on, and including, the third scheduled trading day following the exchange date (if such exchange date occurs prior to November 1, 2011) or the 100 consecutive trading days beginning on, and including, the 102nd scheduled trading day immediately preceding the maturity date (if such exchange date occurs on or after November 1, 2011)).

These activities could have the effect of increasing or preventing a decline in the price of the Company's common stock concurrently with or following the pricing of the notes.

The estimated net proceeds from the sale of the notes will be approximately $146.5 million (assuming the initial purchasers do not exercise their option to purchase additional notes), after deducting the initial purchasers' discounts and commissions and our estimated offering expenses. The Company intends to use approximately $8.25 million of the net proceeds in connection with the capped call transactions it has entered into; approximately $25.0 million of the net proceeds to repurchase shares of its common stock; and the remaining net proceeds to repay amounts outstanding under its bank credit facility and for general corporate purposes.

The Company will not have the right to redeem the notes, except to preserve its status as a REIT. Under certain circumstances at any time prior to maturity, holders of notes may require the Company to repurchase their notes, in whole or in part, for cash equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any Strategic common shares that may be delivered upon exchange of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust, which owns and asset manages luxury and upper upscale hotels and resorts. The Company has ownership interests in 20 properties with an aggregate of 10,000 rooms. For further information, please visit the company’s website at www.strategichotels.com.

-More-

Strategic Hotels & Resorts

Add 2

Safe Harbor Statement

This press release contains forward-looking statements about the Company. Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###